                                                                      EXHIBIT 12

                                 H&R BLOCK, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                      2003           2002           2001           2000           1999
                                                   ----------     ----------     ----------     ----------     ----------
Pretax income from continuing operations (a)       $  987,077     $  716,840     $  473,078     $  412,266     $  383,541
                                                   ==========     ==========     ==========     ==========     ==========

FIXED CHARGES:
    Interest expense                                   92,644        116,141        242,551        155,027         69,338
    Interest portion of net rent expense (b)           70,574         63,458         59,268         52,263         39,206
                                                   ----------     ----------     ----------     ----------     ----------

Total fixed charges                                   163,218        179,599        301,819        207,290        108,544
                                                   ----------     ----------     ----------     ----------     ----------

Earnings before income taxes and fixed charges     $1,150,295     $  896,439     $  774,897     $  619,556     $  492,085
                                                   ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges                        7.0            5.0            2.6            3.0            4.5
                                                   ==========     ==========     ==========     ==========     ==========

(a) Pretax income from continuing operations is shown with the Credit Card Segment as Discontinued Operations for all years presented.

(b) One-third of net rent expense is the portion deemed representative of the interest factor.